EXHIBIT 10.8

                             SECURED PROMISSORY NOTE


DM 37,537,755.61                 Place of Issuance:  Fremont, California
                                 Date of Issuance:   Nov. 5th, 2001

     NOW THEREFORE, FOR VALUE RECEIVED, the Company, hereby promises and covenants to pay to the order of the Holder, the principal sum of Thirty Seven Million Five Hundred Thirty-Seven Thousand Seven Hundred Fifty-Five 61/100 DeutscheMarks (DM 37,537,755.61) (the "Principal Amount")(1), in lawful money of the Federal Republic of Germany, together with accrued and unpaid interest at the Interest Rate (as hereinafter defined), which the Company also promises and covenants to pay the Holder, as follows:

1. Interest. Interest on this Note shall accrue on the unpaid Principal Amount at the rate of six percent (6%) per annum (the "Interest Rate"), computed on the basis of a 360-day year. Interest on this Note shall be payable in arrears on the first business day of each calendar quarter, commencing on January 2, 2002. In the event that any interest payment hereunder shall not have been paid when due, then interest shall also accrue on all past due accrued and unpaid interest at the Interest Rate until all accrued interest is paid in full. The entire unpaid Principal Amount, together with all accrued and unpaid interest, shall be due and payable on July 2, 2002 (the "Maturity Date").

2. Payment Instructions. All payments due hereunder shall be made by wire transfer of immediately available funds to the following account, or to such other account or in such other manner as the Holder may designate in writing:

     TO:                          Deutsche Bank AG, Essen
     ROUTING & TRANSIT #:         DEUTDEDE360
     FOR CREDIT OF:               STEAG Electronics Systems AG
     CREDIT ACCOUNT #:            2581502

3. Application of Payments. Payments received on this Note shall be applied to payment of, in the following order: (i) costs and expenses of enforcing this Note following an Event of Default, (ii) accrued and unpaid interest and (iii) the remaining Principal Amount.



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1   The Principal Amount assumes that interest accrued for the period from April
    1, 2001, to July 1, 2001, will be capitalized and added to the principal balance of the Profits Note, while interest accrued for the period from July 2, 2001 will be paid in cash at the Second Amendment Closing, either in the form of a cash payment by MTP or MWP to STEAG, or by an offset against the proceeds of the STEAG loan.



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4.   Prepayments. The Company may prepay all or any portion of the accrued and unpaid interest, the outstanding Principal Amount and any other amounts due under this Note, prior to the Maturity Date, at any time and from time to time, without penalty and without prior notice to the Holder. Any prepayments shall be applied as set forth in Section 2.

5. Globalzessionsvertrag. This Note and the obligations of the Company hereunder are partially secured by an assignment of the accounts receivable of Mattson Thermal Products GmbH and Mattson Wet Products GmbH, in the form of a Global Assignment Agreement for Claims arising from Delivery of Goods and Services, dated November 5th, 2001 (the "Globalzessionsvertrag"), governed by the laws of the Federal Republic of Germany.

6. Transfer. This Note shall be negotiable and may be transferred by the Holder in whole or in part, at any time and from time to time, together with the rights contained in the Globalzessionsvertrag. Upon any such transfer, a new Note or Notes will be issued to the transferee in exchange therefor.

7. Events of Default. The following shall constitute "Events of Default" hereunder:

     (a) the Company shall have failed to pay when due any of the Principal Amount or any interest on this Note;

     (b) the Company or any of its subsidiaries that are either incorporated in or have as their principal place of business a state or country in North America or Europe (collectively, the "Subsidiaries") shall file a voluntary petition for relief under the United States Bankruptcy Code, as amended from time to time, or any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the Company or any of the Subsidiaries shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or the Company or any of the Subsidiaries shall petition or apply for or acquiesce in, or consent to, the appointment of any receiver or trustee of the Company or any of the Subsidiaries or for all or any part of the property of the Company or any of the Subsidiaries; or the Company or any of the Subsidiaries shall make an assignment for the benefit of creditors; or the Company or any of the Subsidiaries shall admit in writing its inability to pay its debts as they mature;

     (c) there shall be filed against the Company or any of the Subsidiaries any involuntary petition for relief under the United States Bankruptcy Code, as amended from time to time, or there shall be commenced against the Company or any of the Subsidiaries any proceeding



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          relating to the Company or any of the Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and such petition or any such proceeding shall remain undismissed for a period of 60 days or the Company or any of the Subsidiaries by any act indicates its consent to, approval of, or acquiescence in, such petition or any such proceeding; or a receiver or trustee shall be appointed for the Company or any of the Subsidiaries or for all or a substantial part of the property of the Company or any of the Subsidiaries and any such receivership or trusteeship shall remain undischarged for a period of 60 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company or any of the Subsidiaries and the same shall not be dismissed or bonded within 60 days after levy;

     (d) the realizable value of the claims assigned to Holder under the Globalzessionsvertrag (after the application of the applicable deficiency quota, as may be adjusted from time to time pursuant to Paragraph 14(2) of the Globalzessionsvertrag ) shall become, or continue to be, less than DM 35,000,000 or if the Globalzessionsvertrag shall, in whole or in part, terminate, be modified, cease to be effective, or cease to be a legally valid, binding and enforceable obligation of the securing parties thereunder;

     (e) the Company, including any of its Subsidiaries, shall have failed to make any payment due under, or shall otherwise be in default or breach under the terms of any Company Debt Instrument (any such failure or default, a "Cross-Default"); For the purposes of this paragraph, "Company" means the Company and each of its subsidiaries, and "Company Debt Instrument" means (i) any obligation of the Company for money borrowed, (ii) any obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of the Company with respect to letters of credit or similar facilities, (iv) any obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) any capital lease obligation of the Company, and (vi) any obligation of the foregoing type of another person that the Company has guaranteed; provided that no instrument of the type described in the foregoing clauses (i) through (iv) shall constitute a Company Debt Instrument for the purposes of this Section 7(e) if the amount due under a such single instrument is less than US $1,000,000; or



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     (f)  the Company has materially breached any of its covenants contained in that certain Strategic Business Combination Agreement, dated as of June 27,2000, as amended (the" Agreement") or is in material breach of any of its representations or warranties contained in the Agreement.

     Upon the occurrence of an Event of Default, the Holder shall have the right to declare the entire unpaid Principal Amount of this Note, together with accrued but unpaid interest, due and payable and such Principal Amount and interest, together with costs, fees and expenses due under Section 9( c) hereof may be collected forthwith, regardless of the stipulated date of maturity, and the Holder may exercise any and all other rights and remedies available to it under applicable law.

     The Company shall give prompt written notice of the occurrence of an Event of Default to the Holder at the address set forth in Section 10.1 of the Agreement, or such other address as the Holder may, from time to time, notify the Company in writing.

8. No Right of Set-Off. The obligation of the Company to pay the Holder the Principal Amount, all the interest that accrues thereon and all other amounts due under this Note shall be absolute and unconditional and the rights of the Holder shall not be subject to any defense, set-off, counterclaim or recoupment, including, without limitation, by reason of any obligation, indebtedness or liability at any time owing by the Holder to the Company.

9.   General.

     (a) Headings. The headings used in this Note are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Note.

     (b)  Time is of the Essence. Time is of the essence of this Note.


     (c) Costs. Fees and Exl1enses. In the event this Note, or any part hereof, is not paid when due, the Company agrees to pay all costs of collection, including, but not limited to, attorneys' fees and expenses.

     (d) Presentment; Failure to Accelerate. Presentment for payment, demand, protest and notice of demand, protest and non-payment, and all other notices are hereby waived by the Company. No failure to accelerate the debt evidenced hereby by reason of default hereunder or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note or (ii) to prevent the exercise of such right of acceleration or any other right or remedy granted hereunder or by applicable laws; and the Company hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may



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          hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

     (e) Extension of Time. No extension of the time for the payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change, or affect the original liability of the Company under this Note, either in whole or in part, unless the Holder agrees otherwise in writing.

     (f) Amendments to be Written. This Note and the Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought; provided also that the Agreement may not be waived, changed, modified or discharged without the Holder's written approval.

     (g) Assignment. No assignment hereof shall be made by the Company, by operation of law or otherwise, without the prior written consent of the Holder, and any such assignment or delegation that is not so consented to will be null and void.

     (h) No Benefit of Statute of Limitations, Moratorium. To the extent permitted by law, the Company hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.

     (i) Governing Law. This Note, upon acceptance by the Holder, shall constitute a contract under and shall be construed and enforceable in all respects in accordance with the laws of the State of Delaware, without regard to principles of conflicts or choice of law thereof or of any other jurisdiction, provided that the Globalzessionsvertrag shall be governed by the substantive laws of the Federal Republic of Germany, without regard to rules or principles of the Conflict of Laws.




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     (j)  Notice. All notices and other communications required hereunder shall be delivered to the Holder and the Company in accordance with the notice provisions of the Agreement.

     (k) Invalid Provisions. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

     (l) "Company"; "Holder". As used herein, the terms "Company" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns whether by voluntary action of the parties or by operation of law.


     IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer as of the day and year first above written.


                                 MATTSON TECHNOLOGY, INC.


                                 By: /s/ Ludger Viefhues
                                    -------------------------
                                    Ludger Viefhues
                                    Chief Financial Officer

















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